Exhibit 10.1

RESTRICTED PHANTOM UNIT AGREEMENT

UNDER THE

STONEMOR PARTNERS L.P. 2014 LONG-TERM INCENTIVE PLAN

This Restricted Phantom Unit Agreement (the “Agreement”) entered into as of April 1, 2016 (the “Agreement Date”), by and between StoneMor GP LLC, a Delaware limited liability company (the “Company”) and the general partner of and acting on behalf of StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), and William Shane, a director and employee of the Company (the “Participant”).

BACKGROUND:

In order to make certain awards to key employees, directors and consultants of the Company and its Affiliates, the Company maintains on behalf of the Partnership the StoneMor Partners L.P. 2014 Long-Term Incentive Plan (the “Plan”). The Plan is administered by the Committee (as defined in the Plan) of the Board of Directors of the Company. The Committee has determined to grant to the Participant, pursuant to the terms and conditions of the Plan, an award of 2,050 Phantom Units (the “Award”). The Participant has determined to accept such Award. Any initially capitalized terms used in this Agreement, but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.

NOW, THEREFORE, the Company, acting on behalf of the Partnership, and the Participant, each intending to be legally bound hereby, agree as follows:

ARTICLE I

AWARD OF PHANTOM UNITS

1.1 Mandatory Deferred Compensation Account. Effective as of the Agreement Date, the Participant is hereby awarded Two Thousand and Fifty (2,050) Phantom Units. It is the intention of the Company and the Participant that this Agreement satisfy the requirements set forth in Section 409A of the Internal Revenue Code of 1986 (as amended) (the “Code”) as are necessary to allow the deferral of federal income tax on the deferred compensation resulting from this Agreement and to avoid the constructive receipt of such deferred compensation. In the event that this Agreement fails to satisfy any of the requirements necessary to avoid constructive receipt under Section 409A of the Code, this Agreement shall be deemed automatically amended as of the date hereof to conform to such requirements. The Award shall be credited, effective the Agreement Date, to a mandatory deferred compensation account (the “Mandatory Deferred Compensation Account”) established for the Participant (in the form of Phantom Units).

1.2 Crediting Distribution Equivalent Rights (“DERs”). For each Phantom Unit in the Participant’s Mandatory Deferred Compensation Account, the Company shall credit such account, solely in Phantom Units (or fractions thereof), with an amount, in respect of DERs, equal to the cash distributions paid on a Unit. The crediting shall occur as of the date on which such cash distributions on the Units of the Partnership are paid. The number of Phantom Units (or fractions thereof) to be credited to the Participant’s Mandatory Deferred Compensation Account shall be calculated by dividing the dollar amount of the DERs by the closing price for the Units of the Partnership as published in The Wall Street Journal or in Yahoo Finance for the trading day immediately prior to the day on which the cash distribution is paid on the Units. Any fractional Phantom Unit created by DERs or otherwise shall likewise be entitled to further DERs equal to cash distributions paid on Units of the Partnership multiplied by such fractional Phantom Unit. The Company will establish a bookkeeping method to account for DERs to be credited to the Participant’s Mandatory Deferred Compensation Account. DERs shall cease to be credited to the Participant’s Mandatory Deferred Compensation Account from and after any of the events specified in Section 1.3 hereof, except to the extent that any balance remains in the Participant’s Mandatory Deferred Compensation Account after such event. DERs shall not bear interest.

1.3 Time of Payment. Subject to Section 1.4(c), all payments to the Participant of the Participant’s Mandatory Deferred Compensation Account shall commence as soon as administratively feasible on the earliest date on which distributions may be made pursuant to Section 409A(2) of the Code and the rules and regulations adopted thereunder if any of the following events occur, but not before any of the following events have occurred:

(a) separation of the Participant from service; or

(b) disability (as determined by the Committee) of the Participant; or

(c) an unforeseeable emergency with respect to the Participant, but subject to the limitations under Section 409A of the Code and the rules and regulations adopted thereunder as to any amount which may be paid; or

(d) a “Change of Control” of the Partnership or Company, as defined in the Plan, but subject to any further limitations under Section 409A of the Code and the rules and regulations adopted thereunder; or

(e) death of the Participant. Upon the death of a Participant prior to the full payment of all amounts credited to the Participant’s Mandatory Deferred Compensation Account, the balance of such Mandatory Deferred Compensation Account shall be paid in accordance with Sections 1.4 and 1.5.

Payment of the Mandatory Deferred Compensation Account shall be made only to the extent that such payment will not result in additional tax, income tax or interest under Section 409A of the Code.

1.4 Method of Payment.

(a) Subject to Section 1.4(c), all payments for Phantom Units (or fractions thereof) credited to the Participant’s Mandatory Deferred Compensation Account shall be made in Units of the Partnership, except as the Company, at its option, otherwise elects as provided in Section 1.4(b) hereof. The number of Units of the Partnership paid shall be equal to the number of whole Phantom Units in the Participant’s Mandatory Deferred Compensation Account. For this purpose, any fractional Phantom Units in such Account shall be combined to equal whole Phantom Units to the extent possible. If after such combination there is any remaining fractional Phantom Unit, such remaining fractional Phantom Unit shall be distributed as an amount of cash equal to the product of multiplying such fractional Phantom Unit by the closing price for Units of the Partnership as published in The Wall Street Journal or in Yahoo Finance for the trading day immediately prior to the payment date.

(b) The Company, at its option, may elect to pay all or any portion of the Mandatory Deferred Compensation Account in cash instead of paying in Units of the Partnership. Phantom Units (or fractions thereof) credited to the Participant’s Mandatory Deferred Compensation Account shall be valued at the closing price for Units of the Partnership as published in The Wall Street Journal or in Yahoo Finance for the trading day immediately prior to the payment date.

(c) The Plan provides as follows: “The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.” In no event may a Phantom Unit be exercised in violation of the Second Amended and Restated Agreement of Limited Partnership of the Partnership.

1.5 Designation of Beneficiary.

(a) In the event of the Participant’s death, the primary death beneficiaries and contingent death beneficiaries entitled to receive payments due the Participant at the time of death are designated below the Participant’s signature on this Agreement, unless such designation is amended as provided in this Section 1.5, in which case the amended designation shall apply. No amendment to the designation of the beneficiaries shall be valid unless in a writing, signed by the Participant, dated, and filed with the Committee during the lifetime of the Participant. A subsequent beneficiary designation will cancel all beneficiary designations signed and filed earlier under this Agreement. In case of a failure of designation of a beneficiary, or the death of the designated beneficiary (to whom a payment is otherwise due hereunder) without a designated successor, distribution shall be paid in one lump sum to the estate of the Participant.

(b) The interest in any amounts hereunder of a spouse who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including, but not limited to, such spouse’s will, nor shall such interest pass under the laws of intestate succession.

(c) No payment shall be made to a designated contingent death beneficiary unless it is proven to the satisfaction of the Committee that the designated primary death beneficiary is deceased.

1.6 Source of Payments. All payments of deferred compensation shall, if paid in cash, be paid solely from the general funds of the Partnership and the Partnership and the Company shall be under no obligation to segregate any assets in connection with the maintenance of any Mandatory Deferred Compensation Account, nor shall anything contained in this Agreement nor any action taken pursuant to the Plan create or be construed to create a trust of any kind, or a fiduciary relationship between the Partnership or the Company with the Participant. Title to the beneficial ownership of any assets, whether cash or investments, that the Partnership or the Company may designate to pay the amount credited to a Mandatory Deferred Compensation Account shall at all times remain in the Partnership and the Participant shall not have any property interest whatsoever in any specific assets of the Partnership or the Company. Participant’s interest in any Mandatory Deferred Compensation Account shall be limited to the right to receive payments pursuant to the terms of this Agreement and such rights to receive shall be no greater than the right of any other unsecured general creditor of the Partnership.

1.7 Nonalienation of Benefits. Participant shall not have the right to sell, assign, transfer or otherwise convey or encumber in whole or in part the right to receive any payment under this Agreement except in accordance with Section 1.5, and the right to receive any payment hereunder shall not be subject to attachment, lien or other involuntary encumbrance.

1.8 Acceptance of Terms. The terms and conditions of this Agreement shall be binding upon the heirs, beneficiaries and other successors in interest of the Participant to the same extent that said terms and conditions are binding upon the Participant.

ARTICLE II

GENERAL PROVISIONS

2.1 No Right of Continued Employment. The receipt of this Award does not give the Participant, and nothing in the Plan or in this Agreement shall confer upon the Participant, any right to continue in the employment of the Company or any of its Affiliates. Nothing in the Plan or in this Agreement shall affect any right which the Company or any of its Affiliates may have to terminate the employment of the Participant. The payment or distribution with respect to Phantom Units under this Agreement shall not give the Company or any of its Affiliates any right to the continued services of the Participant for any period.

2.2 Rights as a Limited Partner. Neither the Participant nor any other person shall be entitled to the privileges of ownership of Units of the Partnership, limited partnership interests in the Partnership, or otherwise have any rights as a limited partner, by reason of the award of the Phantom Units covered by this Agreement.

2.3 Tax Withholding. All distributions under this Agreement are subject to withholding of all applicable taxes. Cash payments in respect of any Phantom Units, and/or the related DERs, shall be made net of any applicable federal, state, or local withholding taxes.

2.4 Administration. Pursuant to the Plan, the Committee is vested with conclusive authority to interpret and construe the Plan, to adopt rules and regulations for carrying out the Plan, and to make determinations with respect to all matters relating to this Agreement, the Plan and awards made pursuant thereto. The authority to manage and control the operation and administration of this Agreement shall be likewise vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee, and any decision made by the Committee with respect to this Agreement, shall be final and binding.

2.5 Effect of Plan; Construction. The entire text of the Plan is expressly incorporated herein by this reference and so forms a part of this Agreement. In the event of any inconsistency or discrepancy between the provisions of this Agreement and the terms and conditions of the Plan under which the Phantom Units are granted, the provisions of the Plan shall govern and prevail. The Phantom Units, the related DERs and this Agreement are each subject in all respects to, and the Company and the Participant each hereby agree to be bound by, all of the terms and conditions of the Plan, as the same may have been amended from time to time in accordance with its terms; provided, however, that no such amendment shall deprive the Participant, without the Participant’s consent, of any rights earned or otherwise due to the Participant hereunder.

2.6 Amendment or Supplement. This Agreement shall not be amended or supplemented except by an instrument in writing executed by both parties to this Agreement, without the consent of any other person, as of the effective date of such amendment or supplement.

2.7 Captions. The captions at the beginning of each of the numbered Articles and Sections herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

2.8 Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS AGREEMENT SHALL EXCLUSIVELY BE GOVERNED BY AND DETERMINED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF).

2.9 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, sent by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested. Notices to the Company shall be deemed to have been duly given or made upon actual receipt by the Company. Such communications shall be addressed and directed to the parties listed below (except where this Agreement expressly provides that it be directed to another) as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:

(a) if to the Partnership or Company:	StoneMor GP LLC Board of Directors 3600 Horizon Boulevard, Suite 100 Trevose, PA 19053
Attention:	Chief Executive Officer

(b) if to the Participant: to the address for the Participant as it appears on the Company’s records.

2.10 Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.

2.11 Entire Agreement. This Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement, and embodies the entire understanding of the parties with respect to the subject matter hereof.

2.12 Acceptance of Terms. The terms and conditions of this Agreement shall be binding upon the estate, heirs, beneficiaries and other successors in interest of the Participant to the same extent that said terms and conditions are binding upon the Participant.

2.13 Arbitration. Any dispute or disagreement with respect to any portion of this Agreement or its validity, construction, meaning, performance, or Participant’s rights hereunder shall be settled by arbitration, conducted in Philadelphia, Pennsylvania, in accordance with the Commercial Arbitration Rules of the American Arbitration Association or its successor, as amended from time to time. However, prior to submission to arbitration the Participant will attempt to resolve any disputes or disagreements with the Partnership over this Agreement amicably and informally, in good faith, for a period not to exceed two weeks. Thereafter, the dispute or disagreement will be submitted to arbitration. At any time prior to a decision from the arbitrator(s) being rendered, the Participant and the Partnership may resolve the dispute by settlement. The Participant and the Partnership shall equally share the costs charged by the American Arbitration Association or its successor, but the Participant and the Partnership shall otherwise be solely responsible for their own respective counsel fees and expenses. The decision of the arbitrator(s) shall be made in writing, setting forth the award, the reasons for the decision and award and shall be binding and conclusive on the Participant and the Partnership. Further, neither Participant nor the Partnership shall appeal any such award. Judgment of a court of competent jurisdiction may be entered upon the award and may be enforced as such in accordance with the provisions of the award.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day first above written.

STONEMOR PARTNERS L.P.

By:	StoneMor GP LLC

	By:	/s/ Lawrence Miller
Name: Lawrence Miller
Title: President and CEO

The Participant hereby acknowledges receipt of a copy of the foregoing Restricted Phantom Unit Agreement and the Plan, and having read them, hereby signifies his or her understanding of, and his or her agreement with, their terms and conditions. The Participant hereby accepts this Restricted Phantom Unit Agreement in full satisfaction of any previous written or verbal promises made to him or her by the Partnership or the Company or any of its other Affiliates with respect to awards under the Plan.

/s/ William R. Shane	(seal)	4/21/16
(Signature of Participant)		(Date)

Gail Shane		Wife
Name of Primary Death Beneficiary		Relationship to Participant

Adam Shane		Son
Name of Contingent Death Beneficiary		Relationship to Participant